EXHIBIT 99.1

Educational Development Corporation Announces First Quarter Fiscal 2018 Results

TULSA, Okla., July 17, 2017 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) today reports record net sales and earnings per share results for the first quarter ended May 31, 2017.

Randall White, CEO of Educational Development Corporation, announced that for the fiscal first quarter ended May 31, 2017, the Company reports record net revenues of $26,930,800, an increase of $4,146,600, or 18%, when compared to $22,784,200 for first quarter of the previous year.  Net earnings totaled $1,225,300 for quarter ended May 31, 2017, compared to $620,200 for the quarter ended May 31, 2016, an increase of 98%.   Earnings per share for the quarter were $0.30 compared to $0.15 for the same quarter in the previous year, up 100% on a fully diluted basis.

The direct sales division, Usborne Books & More (“UBAM”), continued to have strong growth this quarter driven by the success and growth of our active sales consultants.  Net revenues of this division increased by 20% from $20,650,200 in the quarter ended May 31, 2016 to $24,808,700 in the quarter ended May 31, 2017.  The number of active direct sales consultants also increased to 27,600 at the end of first quarter ended May 31, 2017, an increase of 7,000, or 27%, over the active consultant count as of May 31, 2016.

The Publishing’s divisions revenues remained consistent at $2,122,100 for the quarter ended May 31, 2017 as compared to $2,134,000 for the same quarter a year ago.

Per Mr. White, “In the first quarter of fiscal year 2018 we continued our growth trend that we have been experiencing for the past several years.  We continued to add new consultants this quarter which, along with the success of our existing consultants, had a positive impact on the net sales of our UBAM division.

In addition to our revenue growth, the Company is reporting increased operational profits this quarter which resulted from several of the system upgrades and operational changes we have made over the past year.   We expect to see continued improvements in our operational performance as we continue to invest in automation within our warehouse and distribution facility, much of which we expect to have completed this fall.”

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED FINANCIAL RESULTS
	Three Months ended May 31,
	2017	2016
NET REVENUES	$26,930,800	$22,784,200
EARNINGS BEFORE INCOME TAXES	1,982,155	1,004,560
INCOME TAXES	756,900	384,400
NET EARNINGS	$1,225,255	$620,160

BASIC AND DILUTED EARNINGS PER SHARE
Basic	$0.30	$0.15
Diluted	$0.30	$0.15

WEIGHTED AVERAGE NUMBER OF COMON AND EQUIVALENT
SHARES OUTSTANDING
Basic	4,090,143	4,068,679
Diluted	4,093,898	4,074,597

EDC will host its first quarter fiscal 2018 results Investor Call including a live Q&A webcast on Tuesday, July 25, 2017, at 2 PM CT (3 PM ET).  Randall White, the Company’s CEO and President and Dan O’Keefe, CFO and Secretary, will present the annual results and be available for questions following the presentation.  Phone lines for participants will be available at (844) 395-9253 (International callers can use (478) 219-0506).  The conference passcode is 57392486. The weblink to the call is  http://edge.media-server.com/m/p/ptkg2m3j.

The link to the webcast, including replays will be available following the event at www.edcpub.com/investors.aspx.

About Educational Development Corporation (EDC)
EDC is a publishing company specializing in books for children. EDC is the exclusive United States distributor of the UK-based Usborne Books and owns Kane Miller Publishers; award-winning publishers of international children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 5,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.
The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing  for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2016, all of which are difficult to predict.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2016 and speak only as of the date of this Press Release.  Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522